Exhibit 4
                         AFFINITY TECHNOLOGY GROUP, INC.
             1053 B Sparkleberry Lane Extension, Columbia, SC 29223



April 4, 2005

Accredited Investor
Address
City, State Zip Code

         Re: Convertible Note Purchase Agreement (the "Note Purchase Agreement) between Affinity Technology Group, Inc., a Delaware corporation (the "Company"), and the investors identified on
                 Schedule 1 attached thereto (collectively, the "Noteholders")

Dear Accredited Investor:

On behalf of the Company, I am sending you this letter to request your agreement to amend the Note Purchase Agreement to permit the Company to continue to issue its 8% Convertible Secured Notes (the "Notes") thereunder.

Pursuant to Section 2.2 of the Note Purchase Agreement, the Company is prohibited from issuing additional Notes under the Note Purchase Agreement if an Event of Default (as defined in the Notes) has occurred and is continuing. As you are aware, pursuant to Section 12 of the Notes, an Event of Default has occurred and continues due to the Company's inability to pay in full the principal and accrued interest outstanding under the Notes that matured on June 2, 2004 and March 13, 2005.

Section 7.8 of the Agreement provides that the terms of the Note Purchase Agreement may be amended with the written consent of the Company and the Noteholders holding at least a majority of the principal amount of all Notes then outstanding. There currently is outstanding $1,156,336 principal amount under the Notes.

The Company is permitted to issue up to $1,500,000 principal amount of Notes under the Note Purchase Agreement. To date, the Company has issued an aggregate of $1,280,336 principal amount of Notes under the Note Purchase Agreement. One holder has converted $124,000 principal amount of its Notes into shares of the Company's common stock. As of March 31, 2005, the amount of principal and accrued interest outstanding under the Notes was $1,156,336 and $219,817, respectively.

Pursuant to Section 7.8 of the Agreement, the Company has agreed to amend, and is requesting the Noteholders to amend, Section 2.2 of the Agreement to delete the last two sentences thereof. As indicated above, these sentences prohibit the Company from issuing any Notes under the Note Purchase Agreement during the continuance of an Event of Default. The Company desires to have the ability to issue up to $219,664 principal amount of the Notes under the Note Purchase Agreement to secure working capital to fund the Company's operations while we prosecute the reexamination of our third patent (U.S. Patent No. 6,105,007).

I would also like to take this opportunity to thank each of you for the patience you have shown as we have prosecuted the reexaminations. It is clear that the reexaminations have slowed our progress. However, they have not stopped our progress. Hopefully, you saw our recent press release concerning the conclusion of the reexamination of our second loan processing patent. Our immediate goal is to continue the prosecution of the reexamination of our third (and final) patent.



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Your timely consideration of this matter is greatly appreciated. Please indicate below as to whether you vote to amend the provisions of Section 2.2 of the Agreement as described above. We have enclosed a self addressed envelope for your convenience and an additional copy of this letter for you records. In order for us to timely resolve this matter, we are also requesting that you fax your response to us at 803-758-2560.


Yours truly,



S. Sean Douglas
Executive Vice President and Chief Operating Officer


Please indicate by check mark and signature your vote concerning the provisions of Section 2.2 of the Agreement as set forth herein.

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______   I hereby agree to amend Section 2.2 of the Agreement to delete the last two sentences of Section 2.2 in their entirety.




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Signature                             Date


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______   I do not agree to amend Section 2.2 of the Agreement.


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Signature                             Date


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